Exhibit 10.2

ECLIPSYS CORPORATION
Non-Qualified Stock Option Agreement

     Eclipsys Corporation, a Delaware corporation (the “Corporation”), effective December 20, 2004, hereby grants to John A. Adams (the “Optionee”), an option to purchase a maximum of 400,000 shares (the “Option Shares”) of its Common Stock, $.01 par value, at the price of $19.96 per share, on the following terms and conditions:

     1. Grant Contingency; Expiration of Option Offer. This option grant contained herein constitutes an offer by Corporation to provide Optionee with the Option Shares, and is subject to and conditioned upon Optionee’s acceptance of the Option Shares by returning to the Corporation an executed original of this Non-Qualified Stock Option Agreement (the “Option Agreement”) along with the Corporation’s Non-Competition and Non-Solicitation Agreement (the “Non-Compete Agreement”) that was provided to Optionee concurrently herewith. This offer shall be null and void and of no force and effect, unless Optionee executes and returns to the Corporation both the Stock Option Agreement and the Non-Compete Agreement.

     2. Inducement Grant. This option is granted as an “inducement grant” under Nasdaq rules, and is therefore being granted outside the Corporation’s equity incentive plans. However, for convenience, reference is made in this option to certain provisions of the Corporation’s Amended and Restated 2000 Stock Incentive Plan (the “Plan”). Determinations made and definitions used in connection with this option pursuant to the provisions of the Plan shall be governed by the Plan as it exists on this date.

     3. Grant as Non Qualified Other Options. This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). This option is in addition to any other options heretofore or hereafter granted to the Optionee by the Corporation, but a duplicate original of this instrument shall not effect the grant of another option.

     4. Extent of Option if Business Relationship Continues. If the Optionee has continued to serve the Corporation or any of the Corporation’s present or future subsidiary corporations as defined in Section 424(f) of the Code and any regulations promulgated thereunder (a “Related Corporation”) in the capacity of an employee or consultant (such service is described herein as maintaining or being involved in a “Business Relationship” with the Corporation), the Optionee may exercise this option for such percentage of the total Option Shares as is set forth opposite the applicable date as follows:

Before December 20, 2005	-0%

On or after December 20, 2005	-20% plus 1.667% for each

but prior to December 20, 2009	complete month during which the Optionee has a Business Relationship with the Corporation after December 20, 2005.

On or after December 20, 2009	-100%

The foregoing rights are cumulative and, while the Optionee continues to maintain a Business Relationship with the Corporation or any Related Corporation, may be exercised up to and including the date, which is ten years from the date this option is granted. All of the foregoing rights are subject to Sections 5, 6 and 7, as appropriate, if the Optionee ceases to maintain a Business Relationship with the Corporation or dies or becomes Disabled, as defined in the Employment Agreement of even date between the Corporation and Optionee (the “Employment Agreement”), while employed by the Corporation. Notwithstanding the foregoing, (i) this Option may become immediately exercisable in full under certain circumstances following an acquisition or change of control to the extent such acceleration is provided in Section 6(d) of the Employment Agreement and (ii) in the event the employment of the Participant is terminated under circumstances described in Section 6(a) of the Employment Agreement, the vested portion of this Option shall be determined as if such employment termination occurred one year later.

     5. Termination of Business Relationship. If the Optionee ceases to maintain a Business Relationship with the Corporation, other than by reason of death, disability as defined in the Employment Agreement, or termination for Cause as defined in the Employment Agreement, no further installments of this option shall become exercisable (except to the extent set forth in the second clause of the proviso in the last sentence of Section 4) and this option shall terminate after the passage of ninety (90) days from the date the Business Relationship ceases, but in no event later than the scheduled expiration date. In such a case, the Optionee’s only rights hereunder shall be those which are properly exercised before the termination of this option.

     6. Death; Disability. If the Optionee is a natural person who dies while involved in a Business Relationship with the Corporation, this option may be exercised, to the extent otherwise exercisable on the date of his death, by his estate, personal representative or beneficiary to whom this option has been assigned pursuant to Section 10, at any time within 180 days after the date of death, but not later than the scheduled expiration date. If the Optionee is a natural person whose Business Relationship with the Corporation is terminated by reason of his Disability (as defined in the Employment Agreement), this option may be exercised, to the extent otherwise exercisable on the date the Business Relationship was terminated, at any time within 180 days after the date of such termination, but not later than the scheduled expiration date. At the expiration of such 180-day period or the scheduled expiration date, whichever is the earlier, this option shall terminate and the only rights hereunder shall be those as to which the option was properly exercised before such termination.

     7. No Exercise of Option if Business Relationship Terminated for Cause. If the Business Relationship of the Optionee with the Corporation is terminated for Cause, as defined in the Employment Agreement, this option shall terminate on the date of such termination and this option shall thereupon not be exercisable to any extent whatsoever.

     8. Partial Exercise. Exercise of this option up to the extent above stated may be made in part at any time and from time to time within the above limits, except that this option may not be exercised for a fraction of a share unless such exercise is with respect to the final installment of stock subject to this option and a fractional share (or cash in lieu thereof) must be issued to permit the Optionee to exercise completely such final installment. Any fractional share with respect to which an installment of this option cannot be exercised because of the limitation contained in the preceding sentence shall remain subject to this option and shall be available for later purchase by the Optionee in accordance with the terms hereof.

     9. Payment of Price. The option price is payable in United States dollars and may be paid:

(a)	in cash or by check, or any combination of the foregoing, equal in amount to the option price;

(b)	in the discretion of the Corporation’s Board of Directors, in cash, by check, by delivery of shares of the Corporation’s Common Stock having a fair market value (as determined by the Board of Directors) equal as of the date of exercise to the option price, or by any combination of the foregoing, equal in amount to the option price; or

(c)	by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price.

     Notwithstanding the foregoing, the Optionee may not pay any part of the exercise price hereof by transferring Common Stock to the Corporation if such Common Stock is both subject to a substantial risk of forfeiture and not transferable within the meaning of Section 83 of the Code.

     10. Method of Exercising Option. Subject to the terms and conditions of this Agreement, this option may be exercised by written notice to the Corporation, at the principal executive office of the Corporation, or to such transfer agent as the Corporation shall designate. Such notice shall state the election to exercise this option and the number of shares for which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the full purchase price of such shares, and the Corporation shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received. Such certificate or certificates shall be registered in the name of the person or persons so exercising this option (or, if this option shall be exercised by the Optionee and if the Optionee shall so request in the notice exercising this option, shall be registered in the name of the Optionee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising this option. In the event this option shall be exercised, pursuant to Section 6 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option. All shares that shall be purchased upon the exercise of this option as provided herein shall be fully paid and non-assessable.

     11. Option Not Transferable. This option is not transferable or assignable except by the laws of descent and distribution. Only the Optionee can exercise this option.

     12. No Obligation to Exercise Option. The grant and acceptance of this option imposes no obligation on the Optionee to exercise it.

     13. No Obligation to Continue Business Relationship. The Corporation and any Related Corporations are not by this option obligated to continue to maintain a business relationship with the Optionee.

     14. No Rights as Stockholder until Exercise. The Optionee shall have no rights as a stockholder with respect to the Option Shares until a stock certificate therefor has been issued to the Optionee and is fully paid for in accordance with Section 9. Except as is expressly provided in the Plan for options granted thereunder with respect to certain changes in the capitalization of the Corporation, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date such stock certificate is issued.

     15. Capital Changes and Business Successions. It is the purpose of this option to encourage the Optionee to work for the best interests of the Corporation and its stockholders. Since, for example, that might require the issuance of a stock dividend or a merger with another corporation, the purpose of this option would not be served if such a stock dividend, merger or similar occurrence would cause the Optionee’s rights hereunder to be diluted or terminated and thus be contrary to the Optionee’s interest. The Plan contains extensive provisions designed to preserve options at full value in a number of contingencies. Therefore, provisions in the Plan for adjustment with respect to stock subject to options and the related provisions with respect to successors to the business of the Corporation are hereby made applicable hereunder and are incorporated herein by reference as if this option were granted under the Plan.

     16. Withholding Taxes. If the Corporation or any Related Corporation in its discretion determines that it is obligated to withhold any tax in connection with the exercise of this option, or in connection with the transfer of, or the lapse of restrictions on, any Common Stock or other property acquired pursuant to this option, the Optionee hereby agrees that the Corporation or Related Corporation may withhold from the Optionee’s wages or other remuneration the appropriate amount of tax. At the discretion of the Corporation or Related Corporation, the amount required to be withheld may be withheld in cash from such wages or other remuneration, or in kind from the Common Stock otherwise deliverable to the Optionee on exercise of this option. The Optionee further agrees that, if the Corporation or Related Corporation does not withhold an amount from the Optionee’s wages or other remuneration sufficient to satisfy the withholding obligation of the Corporation or Related Corporation, the Optionee will reimburse the Corporation or Related Corporation on demand, in cash, for the amount underwithheld.

     17. Provision of Documentation to Optionee. By signing this Agreement the Optionee acknowledges receipt of a copy of this Agreement and a copy of the Plan.

     18. Miscellaneous.

(a)	Notices: All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, to the address set forth below. The addresses for such notices may be changed from time to time by written notice given in the manner provided for herein.

(b)	Entire Agreement; Modification: This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

(c)	Severability: The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(d)	Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 11 hereof.

(e)	Governing Law: This Agreement shall be governed by and interpreted in accordance with the laws of the state of Delaware without giving effect to the principles of the conflicts of laws thereof. The preceding choice of law provision shall apply to all claims, under any theory whatsoever, arising out of the relationship of the parties contemplated herein.

     IN WITNESS WHEREOF the Corporation and the Optionee have caused this instrument to be executed, and the Optionee whose signature appears below acknowledges receipt of a copy of the Plan and acceptance of an original copy of this Agreement.

ECLIPSYS CORPORATION

By:	/s/ Brent A. Friedman

Brent A. Friedman, Secretary

Address:	1750 Clint Moore Road Boca Raton, FL 33487

/s/ John A. Adams

John A. Adams

Address: